Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CAPITAL ONE FINANCIAL CORPORATION

Capital One Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of the Corporation, duly noticed and held on January 27, 2011, the Board of Directors voted to approve, and to recommend to the stockholders that they approve, amendments to the Corporation’s Restated Certificate of Incorporation.

SECOND:  That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and approved by the stockholders at the May 11, 2011 Annual Meeting of Stockholders, at which meeting the necessary number of shares as required by law and the Restated Certificate of Incorporation of the Corporation were voted in favor of the amendments and that pursuant to such amendments Article VIII shall henceforth read as follows:

Article VIII
(A)          Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

(B)           Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

(C)           Commencing with the annual meeting of stockholders held in 2012, directors (other than those who may be elected by the holders of any series of Preferred Stock) shall be elected annually by the stockholders entitled to vote thereon for terms expiring at the next succeeding annual meeting of stockholders, provided, however, that any director elected  or appointed prior to the 2012 annual meeting of stockholders shall complete the three-year term to which such director has been elected or appointed.  The term for the class of directors elected at the 2009 annual meeting of stockholders shall expire at the 2012 annual meeting of stockholders, the term for the class of directors elected at the 2010 annual meeting of stockholders shall expire at the 2013 annual meeting of stockholders, and the term for the class of directors elected at the 2011 annual meeting of stockholders shall expire at the 2014 annual meeting of stockholders.  The division of directors into classes shall terminate at the 2014 annual meeting of stockholders.  Directors shall hold office until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(D)           Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, (i) any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause and all other directors shall be removable either for or without cause, and (ii) the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

(E)           Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article VIII.

[Signature Page Follow(s)]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Amy D. Cook
Name: Amy D. Cook
Title: Assistant Secretary

Date:	May 16, 2011